Exhibit 21.1

Subsidiary of Kenexa Corporation

1. Kenexa Technology, Inc.

Subsidiaries of Kenexa Technology, Inc.

1. Kenexa Limited

2. Kenexa Technologies Private Limited

3. Devon Royce, Inc.

4. Kenexa Care, Inc.

5. Nextworx, Inc.